PRELIMINARY DRAFT SUBJECT TO REVIEW

Supplemental Information to the Special Committee of the Board of Directors

Project CEMENT

October 19, 2011

William Blair & Company®

PRELIMINARY DRAFT SUBJECT TO REVIEW

Updated DCF – Sensitivity Analysis

William Blair & Company®

PRELIMINARY DRAFT SUBJECT TO REVIEW

Updated DCF – Sensitivity Analysis

2016 Capex $20mm Case

2.0x ~ 4.0x Exit Multiple

Equity Value Per Share

Discount Rate	Exit Multiple 2.0x	3.0x	4.0x
15.0%	$ 1.29	$ 1.57	$ 1.85
16.0%	1.27	1.54	1.81
17.0%	1.25	1.51	1.77
18.0%	1.23	1.47	1.72
19.0%	1.21	1.44	1.68

Premium (Discount) Per Share

Discount Rate	Exit Multiple 2.0x	3.0x	4.0x
15.0%	(19.2%)	(1.7%)	15.9%
16.0%	(20.6%)	(3.8%)	13.1%
17.0%	(22.0%)	(5.8%)	10.3%
18.0%	(23.4%)	(7.8%)	7.7%
19.0%	(24.7%)	(9.7%)	5.2%

2016 Capex $20mm Case

4.5x ~ 6.5x Exit Multiple

Equity Value Per Share

Discount Rate	Exit Multiple 4.5x	5.5x	6.5x
15.0%	$ 1.99	$ 2.28	$ 2.55
16.0%	1.94	2.21	2.48
17.0%	1.89	2.15	2.41
18.0%	1.85	2.10	2.35
19.0%	1.80	2.04	2.28

Premium (Discount) Per Share

Discount Rate	Exit Multiple 4.5x	5.5x	6.5x
15.0%	24.7%	42.2%	59.4%
16.0%	21.5%	38.3%	55.0%
17.0%	18.4%	34.6%	50.8%
18.0%	15.5%	31.1%	46.6%
19.0%	12.7%	27.7%	42.6%

Net working capital is forecasted based on original estimates.

(1) Current share price of $1.60 as of October 10, 2011.